Exhibit 4.2

Filed in the Office of	Business Number E0649622009-0
Barbara K. Cegavske	Filing Number 20190340433
Secretary of State State Of Nevada	Filed On 10/31/2019 10:00:00 AM
	Number of Pages 3

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

BANJO & MATILDA, INC.
FILE E0649622009-0

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

By resolution of the Board of Directors and by shareholders constituting a super majority of voting power of the Company, this certificate authorizes 3,500,000 shares, par value $0.00001, of the Corporation's Series A Preferred Stock (the "Series A Preferred Stock") out of the Corporation's previously authorized 100,000,000 shares of preferred stock, $0.00001 par value per share, providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof.

Please see attached Exhibit A.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer Keith Duffy CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Page 1 of 2
Exhibit A.

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF BANJO & MATILDA, INC.

PURSUANT TO THE PROVISIONS OF SECTION NRS 78.1955 OF THE NEVADA GENERAL CORPORATION LAW

Banjo & Matilda, Inc., a Nevada Corporation (the "Corporation"), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on September 30, 2019 authorizing 3,500,000 shares, par value $0.00001 series of the Corporation's Series A Preferred Stock (the "Series A Preferred Stock") out of the Corporation's previously authorized 100,000,000 shares of preferred stock, $0.00001 par value per share, providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 3,500,000 shares of Series A Preferred Stock of the Corporation;

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") as amended, the Series A Preferred Stock is created out of the 100,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such Series A Preferred Stock, to consist of 3,500,000 shares, $0.00001 par value per share, which shall have the following preferences, powers, designations and other special rights;

1. **Voting**. Holders of the Series A Preferred Stock voting as a separate class shall have the right to elect a majority of the members of the Corporation's Board of Directors until September 30, 2021, and until September 30, 2022, shall vote together with the holders of the Common Stock of the Corporation as a single class on all other matters submitted to a vote of stockholders, with each share of Series A Preferred Stock entitled to 1,000 votes, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. The holders of the Series A Preferred Stock shall not be entitled to any voting rights after September 30, 2022. The holders of the Series A Preferred Stock shall be permitted to vote their shares pursuant to written consent in the manner provided to holders of shares of Common Stock in accordance with the General Corporation Law of the State of Nevada and the Certificate of Incorporation and Bylaws of the Corporation.

2. **Dividends**. The Series A Convertible Preferred Stock shall be treated *pari passu* with the Common Stock except that the dividend on each share of Series A Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3. **Liquidation Preference.** The holders of the Series A Preferred Stock shall not be entitled to any liquidation preference.

4. **Conversion Rate**. The conversion rate shall be one thousand (1,000) shares of Common Stock for each share of Series A Convertible Preferred Stock (the "Conversion Rate").

5. **Conversion.** The holders of the Series A Preferred Stock shall have the right to convert into common shares, at any time, with written notice to the Corporation, so long as the Corporation has a sufficient authorized and unissued common shares to accommodate said conversion. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.9% upon 61 days' prior written notice by the Holder).

6. **Redemption.** The shares of Series A Preferred Stock shall be redeemable at the option of the

Corporation at any time after September 30, 2022 upon not less than 30 days written notice to the holders of the Series A Preferred Stock subject to the Conversion rate

7. Vote to Change the Terms of or Issue Series A Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock shall be required for (i) any change to the Corporation's Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock, or (ii) any issuance of additional shares of Series A Preferred Stock.

8. Record Owner. The Corporation may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, Brendan MacPherson, Chief Executive Officer and Secretary of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on September 30, 2019.

Brendan Macpherson
Chief Executive Officer and Secretary